Filed Pursuant to Rule 424(b)(3)

Registration No. 333-268478

PROSPECTUS SUPPLEMENT NO. 1

(To the Prospectus dated January 18, 2023)

Granite Ridge Resources, Inc.

128,233,953 Shares of Common Stock
10,349,975 Shares of Common Stock issuable
upon the exercise of Warrants

This prospectus supplement supplements the prospectus, dated January 18, 2023 (the “Prospectus”) of Granite Ridge Resources, Inc. (the “Company” or “Granite Ridge”), which forms a part of our registration statement on Form S-1 (No. 333-268478). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission on March 6, 2023 (the “Current Report”). Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to (i) the issuance by us of up to an aggregate of 10,349,975 shares of common stock, $0.0001 par value (the “Granite Ridge common stock”) that may be issued upon exercise of warrants to purchase Granite Ridge common stock at an exercise price of $11.50 per share (the “Granite Ridge warrants”) and (ii) the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Securityholders”), or their permitted transferees, of up to 128,233,953 shares of Granite Ridge common stock

Granite Ridge common stock and Granite Ridge warrants are listed on the New York Stock Exchange under the symbols “GRNT” and “GRNT WS,” respectively. On March 3, 2023, the closing price of Granite Ridge common stock was $5.65 per share and the closing price of Granite Ridge warrants on March 3, 2023 was $0.805 per warrant.

This prospectus supplement should be read in conjunction with the Prospectus and is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement is qualified by reference to the Prospectus, including any amendments or supplements thereto, except to the extent that the information in this prospectus supplement updates and supersedes the information contained therein. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

We are an “emerging growth company” and a “smaller reporting company” as those terms are defined under applicable federal securities laws, and as such, are subject to certain reduced public company reporting requirements.

Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 15 of the Prospectus.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated March 6, 2023.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2023

GRANITE RIDGE RESOURCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41537	88-2227812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5217 McKinney Avenue, Suite 400 Dallas, Texas	75205
(Address of principal executive offices)	(Zip Code)

(214) 396-2850

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	GRNT	New York Stock Exchange
Warrants to purchase Common Stock, each whole warrant exercisable for one share of common stock at an exercise price of $11.50 per share	GRNT WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company   ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 3, 2023, the audit committee (the “Audit Committee”) of the Board of Directors of Granite Ridge Resources, Inc. (the “Company”) concluded, after discussion with the Company’s management and Company’s independent registered public accounting firm, that the unaudited condensed combined financial statements of the Company’s Predecessor (as defined below) as of September 30, 2022 and for the three and nine months ended September 30, 2022 (collectively, the “Subject Periods”) included in the Company’s Quarterly Report on Form 10-Q (the “Form 10-Q”) filed with the Securities and Exchange Commission (the “SEC”) on November 14, 2022 for the Subject Periods, should no longer be relied upon. The Form 10-Q presented the financial statements of Grey Rock Energy Fund III-A, LP, Grey Rock Energy Fund III-B Holdings, LP, Grey Rock Energy Fund III-B, LP, Grey Rock Preferred Limited Partner III, LP (collectively, the “Predecessor”). The Predecessor was determined to be the accounting acquirer and predecessor in connection with the Company’s business combination that closed October 24, 2022 pursuant to a business combination agreement dated May 16, 2022 among the Company, Executive Network Partnering Corporation, the Predecessor, certain other funds associated with Grey Rock Energy Management, LLC, and certain other parties thereto, which business combination was accounted for as a reverse recapitalization. Similarly, any previously issued or filed reports, press releases, earnings releases, and investor presentations or other communications describing the Company’s unaudited condensed combined financial statements and other related financial information covering the Subject Periods should no longer be relied upon.

The Company discovered errors in the depletion calculation and that certain acquisitions, initially classified as acquisitions of proved oil and natural gas properties, should have been classified as unproved oil and natural gas properties which overstated depletion expense for the three and nine months ended September 30, 2022. Depletion expense for the Predecessor was overstated by $14.1 million for the three and nine months ended September 30, 2022. The error does not impact the Company’s current or historical reported revenue, liquidity, cash and cash equivalents or cash flows from (used in) operating, investing or financing activities.

The Company intends to restate the unaudited condensed combined financial statements for the Subject Periods as soon as practicable by filing an amended Quarterly Report on Form 10-Q for the Subject Periods. Accordingly, investors and others should rely only on financial information and other disclosures regarding the Subject Periods once the Company restates its unaudited condensed combined financial statements for the Subject Periods.

The above referenced misstatements are preliminary, unaudited and subject to further change in connection with the completion of the amended Quarterly Report on Form 10-Q/A for the Subject Periods to be filed with the SEC.

The Audit Committee and management have discussed the matters disclosed in this Current Report on Form 8-K with the Company’s independent registered public accounting firm, FORVIS, LLP.

In connection with the restatements discussed above, the Company’s management reevaluated its disclosure controls and procedures as of September 30, 2022, and concluded they were not effective because of a material weaknesses in its internal control over financial reporting that existed as of September 30, 2022. Management is developing a remediation plan for the material weaknesses.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking” statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. The Company advises caution in reliance on forward-looking statements. Forward-looking statements include, without limitation, the Company’s plans and expectations related to the restatement of the unaudited condensed combined financial statements as of and for the Subject Periods. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially from those implied by forward-looking statements, including the outcome of the Company’s evaluation of its accounting with respect to previously issued financial statements, including the possibility of material adjustments thereto; the discovery of additional and unanticipated information during the procedures required to be completed before the Company is able to file its required reports; the application of accounting or tax principles in an unanticipated manner; the ability to identify and remediate material weaknesses in its internal control over financial reporting and disclosure controls and procedures; and the timing of the filing of the amended Quarterly Report on Form 10-Q/A for the period ended September 30, 2022. See also additional risk factors set forth in or incorporated by reference into the Company’s periodic filings with the SEC, including, but not limited to, those risks and uncertainties incorporated by reference in the section entitled “Risk Factors,” in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2022. All forward-looking statements in this Current Report on Form 8-K are based on information available to the Company as of the date of this filing. The Company expressly disclaims any obligation to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GRANITE RIDGE RESOURCES, INC.

Date: March 6, 2023	By:	/s/ Luke C. Brandenberg
		Name:	Luke C. Brandenberg
		Title:	President and Chief Executive Officer